              NETWORK SOLUTIONS RESPONDS TO PRELIMINARY GUIDELINES

HERNDON, VA., FEBRUARY 9, 1999 -- Network Solutions, Inc. (NASDAQ: NSOL) today commented on the Internet Corporation for Assigned Names and Numbers' (ICANN) "preliminary form" guidelines, issued yesterday, for the accreditation of Internet domain name registrars. Under these guidelines Network Solutions would retain its position as the registry in .com, .net and .org top-level domains
(TLDs) and would function as a registrar as competition begins to evolve in 1999 at the registrar level. These guidelines will be subject to public comments through March 3. ICANN seeks public comments on more than 50 specific issues relating to the proposed guidelines. Network Solutions notes the "preliminary form" guidelines are captioned as "not authoritative and not to be relied upon by any party."

         Network Solutions, Inc. (NASDAQ: NSOL) is the worldwide leader in Internet domain name registration services with more than 3 million net registrations. Internet domain names are unique identities that enable businesses, other organizations and individuals to communicate and conduct commerce on the Internet. Pursuant to an agreement with the U.S. Department of Commerce, Network Solutions currently acts as the exclusive registrar for all Web addresses within the .com, .net, .org and .edu TLDs. Network Solutions also offers search and registration services in domain names in country code TLDs around the world. In addition, Network Solutions also provides enterprise network consulting services that focus on assisting large commercial organizations in the evolution and management of their enterprise networks.

         Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include uncertainty of Internet governance and regulation, increased competition in the domain name registration business, whether on not the ICANN guidelines in this or any other form are implemented and the effect, if any, that the guidelines may have on Network Solutions. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission, especially in the company's Registration Statement on Form S-3 filed on January 4, 1999 as amended, Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998.

For Network Solutions, Media: Christopher Clough, chrisc@netsol.com,
703/742-4706.

Investor Relations, Sean McClorey, smcclorey@netsol.com,
703/326-6090. # # #